EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
RECEIVES NASDAQ NOTICE REGARDING DELAY
IN HOLDING ANNUAL SHAREHOLDERS MEETING

        Scarsdale, New York, August 7, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that on August 2, 2007, it received a NASDAQ staff determination indicating that, because NHHC did not comply with Marketplace Rules 4350(e) and 4350(g), which rules require that it hold an annual shareholders meeting prior to July 31, 2007 for the fiscal year ended July 31, 2006, distribute a proxy statement and solicit proxies for that meeting, NHHC’s securities are subject to delisting from The NASDAQ National Market at the opening of business on August 13, 2007. NHHC intends to request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff’s determination, which request will, in accordance with NASDAQ rules, stay the delisting of NHHC’s securities until the panel renders its decision and NHHC’s securities will continue to be traded on the NASDAQ National Market in the interim. There can be no assurance that the NASDAQ hearing panel will grant NHHC’s request for continued listing.

        NHHC did not hold an annual shareholders meeting prior to July 31, 3007 because it anticipated that the merger contemplated by the previously announced Agreement and Plan of Merger dated November 28, 2006 between NHHC and affiliates of Angelo Gordon & Co. would, subject to the satisfaction of certain closing conditions, occur prior to July 31, 2007. The merger transaction was delayed in part, however, due to NHHC’s previously announced efforts to pursue certain potentially superior transactions offered by Premier Home Health Care Services, Inc. and amendments to the transaction with affiliates of Angelo Gordon & Co. to enhance that transaction for the benefit of stockholders of NHHC. On June 18, 2007, NHHC issued a press release announcing that, among other things, its stockholders approved and adopted an amended merger agreement dated as of June 4, 2007 with affiliates of Angelo Gordon & Co. and that the merger transactions contemplated thereby are anticipated to occur no later than September 10, 2007, subject to, among other things, the satisfaction of certain closing conditions described therein, principally New York State Department of Health approval. If the merger with affiliates of Angelo Gordon & Co. does not occur, and NHHC has no reason to believe it will not, NHHC plans to hold its annual meeting of shareholders as promptly as practicable following such determination.

        Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding NHHC and/or NHHC management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in NHHC’s filings with the U.S. Securities and Exchange Commission. NHHC does not intend, or undertake any obligation, to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000